UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 11, 2014

New Hampshire Thrift Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-17859	02-0430695
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Main Street, P.O. Box 9

Newport, New Hampshire 03773

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (603) 863-0886

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 11, 2014, the Board of Directors (the “Board”) of New Hampshire Thrift Bancshares, Inc. (the “Company”) appointed William C. Horn to fill a vacancy on the Board, which was created when Mr. Horn reached the age limitation set forth in the Company’s amended and restated bylaws (the “Bylaws”). Mr. Horn will serve on the Board for a term to expire at the Company’s 2015 annual meeting of stockholders.

Mr. Horn will be compensated as a non-employee director of the Company in accordance with the compensation policies described in the Company’s proxy statement for its 2014 annual meeting of stockholders. Mr. Horn has not been appointed to any standing committee at this time. Upon appointment to a standing committee, if applicable, Mr. Horn will be eligible to receive additional compensation for each committee meeting attended.

Other than as described in this Item 5.02, there are no arrangements or understandings between Mr. Horn and any other person pursuant to which Mr. Horn will be designated to serve on the Board. There has been no transaction nor are there any proposed transactions between or among the Company and Mr. Horn that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 11, 2014, the Board amended Article III, Section 16 of the Company’s Bylaws to increase the age limitation for directors to be elected, reelected, appointed or reappointed as a member of the Board to 80 years of age from 75 years of age. The amendment also provides that the age limitation set forth in the Bylaws does not apply to an advisory director or director emeritus.

The amendment to the Bylaws is reflected in the Amended and Restated Bylaws, a copy of which has been filed hereto as Exhibit 3.1, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is filed herewith:

Exhibit No.	Description

3.1	Amended and Restated Bylaws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

By:	/s/ Laura Jacobi
Laura Jacobi
First Senior Vice President and Chief Financial Officer

Date: December 16, 2014

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Bylaws